Consulting agreement

This Consulting Areemnt is made and entered into this __th day of October, 2003, (the "Effective Date") by and between Capital Resource Alliance LLC. (the "Consultant"), a Georgia corporation, with its principal place of business located at 3500 Lenox Road Suite 1500 Atlanta, GA 30326, and ResCon Technology Corporation, a Nevada corporation, with its principal place of business located at 1500 Market Street, 12th Floor, East Tower, Philadelphia, PA 19120 (the "Company").

     1. The Company hereby engages Consultant to provide the Company with general advice and consulting services regarding the Company and its' strategic financial planning, with respect to balance sheet and asset management and to help the Company identify and pursue strategic asset acquisition and partnering opportunities (the "Services"). The Services will commence upon acceptance of this letter, and continue thereafter for a term set forth on Schedule A adjacent to the caption "Term and Termination"
(the "Term").   Consultant accepts the engagement subject to all of the
terms and conditions herein.

     2. This engagement is part-time, and as such, Consultant will provide the Services when and as requested by the Company from time to time at mutually agreeable times and places. Consultant shall be free to provide services to other companies during the Term of this engagement, provided that such services do not conflict with, or impair Consultant's ability to provide the Services to the Company.

     3. Consultant shall be compensated for the Services rendered pursuant to this Agreement as described on Schedule A adjacent to the caption Compensation. Consultant shall be reimbursed for direct out-of-pocket expenses such as travel and lodging, with the approval of Company.

     4. The Company shall furnish Consultant with all information that is reasonably necessary for Consultant to perform the Services hereunder. All such information provided by or on behalf of the Company shall be complete and accurate, not misleading, and Consultant shall be entitled to rely upon the accuracy and completeness of all such information without independent verification.

     5. Each Party hereto shall indemnify and hold harmless the other from and against any and all losses, claims, damages, or liabilities to which that party may become subject, arising in any manner out of or in connection with the subject matter of this Agreement that are caused by the indemnifying party, unless it is finally judicially determined that such losses, claims, damages, or liabilities resulted directly from the gross negligence, the willful misconduct, or the criminal acts of the indemnified party, and shall reimburse the indemnified party immediately upon demand for any legal or other expenses reasonably incurred by the indemnified party in connection with investigating, preparing to defend, or defending any lawsuits, claims, or other proceedings arising in any manner hereunder; provided, however, that in the event a final judicial determination is made that the indemnified party's damages arose out of the indemnified party's gross negligence, willful misconduct, or criminal acts, the indemnified party will remit to the indemnifying party any amounts reimbursed under this subparagraph. The Company and Consultant agree that if any indemnification or reimbursement sought pursuant to the proceeding is finally judicially determined to be unavailable for a reason other than the gross negligence or the willful misconduct of Consultant or any of its controlling persons, affiliates, employees, or agents, as the case may be, then, whether or not Consultant is the indemnified party, the Company and Consultant shall contribute to the losses, claims, damages, liabilities, and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Consultant on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by Consultant pursuant to this paragraph 6 exceed the amount of consulting fees actually received by Consultant hereunder.

6. As used herein: "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated by its owner as confidential, including, but not limited to, any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not to rise to be a trade secret under applicable law; "Proprietary Information" means Confidential Information and Trade Secrets; and "Trade Secrets" means information without regard to form, including but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertained by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Consultant acknowledges and agrees that all Proprietary Information of the Company, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of the Company and that any Proprietary Information produced by Consultant during the Term shall be considered "work for hire" as such term is defined in 17 U.S.C. Section 101, the ownership and copyright of which shall be vested solely in the Company.

7. Consultant agrees that all Proprietary Information of the Company received or developed by Consultant as a result of Consultant's engagement hereunder will be held in trust and strict confidence. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered, or subpoena issued, by a court of competent jurisdiction, Consultant shall not disclose Proprietary Information of the Company to any third party, other than to potential acquisition targets, strategic partners, or investors, who have executed a non-disclosure agreement restricting use of such Proprietary Information for the sole purpose of evaluating the Company for a possible transaction.

8. Company agrees that for a period of two (2) years from the date of introduction by the Consultant of a third party to the Company, that Company will not circumvent the relationship between the Consultant and the third party, and further, that Company is obligated to pay any fees or commissions based on business that is developed with third party during the subsequent two period under the terms agreed to by Company and Consultant.

9. Consultant will not, without the Company's prior written consent, either directly or indirectly, on Consultant's own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company, whether or not such employee is a full-time or a temporary employee of the Company and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

10. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

11. This Agreement shall not be amended or modified, except in writing signed by each of the parties, and shall be governed by and construed in accordance with the laws of the State of Georgia. This Agreement may be signed in one or more counterparts all of which taken together are one and same document.

In witness whereof, duly authorized officers of the Company and Consultant have executed this Agreement on the Effective Date.


Capital Resource Alliance, LLC       Rescon Corporation
3500 Lenox Road                      1500 Market Street 12th Floor
Suite 1500                           East Tower
Atlanta, GA 30326                    Philladelphia, PA 19102

By:______________________________    By:______________________________
   Daniel W. Hollis                     Christian Nigohossian
   Managing Director                    President




Schedule A
to
Consulting Agreement

Services:           Consultant shall provide consulting services to the
                    Company concerning any matters related to operations and strategic financial planninng,. Further, Consultant will provide guidance to Company related to all matters concerning balance sheet, asset and liability management.

                    Consultant shall coordinate a merger & acquisition program for the Company and source, negotiate and move candidates to close. Consultant will seek out licensing, strategic partnering and other opportunities that have the potential to enhance the business of Company.

                    Consultant is specifically prohibited from engaging in any services which driectly of indirectly promote or maintain a market for the Company's securities, or that have the result of distributing Company securities to the general public, including raising money, either directly or indirectly for Company.

Term and
Termination:        The term of this Agreement shall commence on the
                    Effective Date and shall continue for one year, and thereafter until terminated by either party upon not less than sixty (60) days prior written notice.

Compensation:       Company shall pay Consultant Three Hundred Thousand
                    (300,000) shares of Company common stock payble in S-8 shares to Consultant. Company shall also pay
                    Consultant an amount equal to 8% of the value of any and all asset acquisitions made by Company and shall compensate Consultant 8% of the gross dollar value of any strategic partnership, licensing arrangement, or other revenue producing relationship that Company enters into as a result of Consultant efforts, either in cash, S-8 stock, or some combination thereof at the Company's election.